EXHIBIT 10.1

April 15, 2004


Diana Dimadi
(ADDRESS OMITTED)


Dear Diana;


On behalf of AccuPoll, Inc. (AccuPoll), I am pleased to extend to you an offer to join our company as Corporate Controller effective Tuesday, April 20, 2004. I believe this offer provides you with a unique opportunity to meet your professional career goals and to contribute significantly to the future of AccuPoll.

AccuPoll's offer consists of the following:

     o An annual base salary of $65,000 per year to be paid on a bi-weekly basis ($2,884.62 bi-weekly), with a review of salary in November 2004.

     o    Two (2) weeks of paid vacation per year.

     o Participation as part of the 2004 AccuPoll Holding Corp. qualified stock option plan. (The plan is currently being drafted, therefore the number of shares you will receive shall be determined upon completion of the plan)

     o You will have the opportunity to participate in the AccuPoll Benefit Plan that includes health, dental and vision insurance, up to $350 per month benefit budget, paid for by AccuPoll.

This offer is contingent upon the execution of the AccuPoll Property Rights and Confidentiality agreement, AccuPoll Non-competition/Non-Solicitation agreement, and completion of all other requisite employment forms.

The Company reserves the right to terminate this agreement with or without cause upon immediate notice to the employee. Upon termination at any time by either party, the company has no future financial obligations under this agreement other than to fulfill what compensation has been earned by the employee up to the date of termination.

As an U.S. employer, AccuPoll is required by law to review required documentation verifying your identity and authorization to work in the United States. This documentation must be available at the time of your employment start date.

Please indicate your acceptance of the terms set forth in this letter by signing this letter, and returning it in the envelope provided. A copy of the letter is included for your records. This offer of employment is valid through April 16, 2004.

Please let me know if you require any additional information about AccuPoll, the offer of employment, or the content of this letter. I believe that AccuPoll can offer you opportunities and challenges that will be professionally rewarding and mutually satisfying. I am enthusiastic about having you become a valued member of AccuPoll.


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Sincerely,


/s/ Craig Hewitt
Craig Hewitt, CFO


I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.




/s/ Diana Dimadi
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Signature                                            Date